Exhibit T3A.3

The Commonwealth of Massachusetts

William Francis Galvin
Secretary of  the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED	Articles of Organization	FORM MUST BE TYPED
(General Laws Chapter 156D, Section 2.02; 950 CMR 113.16)

ARTICLE I

The exact name of the corporation is:

Aegerion Securities Corporation

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business.  Please specify if you want a more limited purpose:

The corporation is organized for the purpose of buying, selling, dealing in and holding securities on its own behalf and any other act or activity for which security corporations may be organized under the laws of the Commonwealth of Massachusetts.

ARTICLE III

State the total number of shares and par value, *if any, of each class of stock that the corporation is authorized to issue.  All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	1,000	$0 01

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of Consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

ARTICLE V

The restrictions, if any, imposed by the articles of organization upon the transfer of shares of any class or series of stock are:

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

Please see attached.

Note:.  The preceding six (6) articles are considered to be permanents and may be changed only by filing appropriate articles of amendment.

Chapter 156D ARTICLES OF ORGANIZATION

Other Lawful Provisions

Article 6:

6.1.          The corporation may carry on its business and affairs to the same extent as might an individual, whether as principal, agent, contractor or otherwise.

6.2.          Tue corporation may carry on any business, operation or activity necessary or convenient to carry out its business and affairs through a wholly or partly owned subsidiary.

6.3.          The directors may make, amend or repeal the by-laws in whole or in part, except with respect to any provision thereof which by law or the by-laws requires action by the shareholders.

6.4.          Approval of a plan of merger or a share exchange requires the approval by a majority of all the shares entitled to vote on the matter by these articles of organization, the by- laws, or under applicable law.

6.5.          The directors may specify the manner in which the accounts of the corporation shall be kept and may determine what constitutes net earnings, profits and surplus, what amounts, if any, shall be reserved for any corporate purpose, and what amounts, if any, shall be declared as dividends. Unless the board of directors otherwise specifies, the excess of the consideration for any share of its capital stock with par value issued by it over such par value shall be surplus. The board of directors may allocate to capital stock less than all of the consideration for any share of its capital stock without par value issued by it, in which case the balance of such consideration shall be surplus. All surplus shall be available for any corporate purpose, including the payment of dividends.

6.6.          A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Massachusetts Business Corporation Act as in effect at the time such liability is determined. No amendment or repeal of this Article

6.6           shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

6.7.          Action required or permitted by the Massachusetts Business Corporation Act to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote are present and voting; provided, however, that if at any time this corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, as amended, for so long as such class is so registered, any action by the shareholders of such class must be taken at a meeting of shareholders and may not be taken by written consent.

6.8.          The corporation shall have all powers granted to corporations by the laws of The Commonwealth of Massachusetts, provided that no such power shall include any activity inconsistent with the Massachusetts Business Corporation Act or the general laws of said Commonwealth.

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law.  If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

ARTICLE VIII

The information contained in this article is not a permanent part of the articles of organization:

a.	The street address of the initial registered office of the corporation for the commonwealth:

84 State Street, Boston, MA 02109

b.	The name of the initial registered agent is in registered office:

Corporation Service Company

c.
The names and street addresses of the individuals who will serve as the initial directors, president, treasurer and Secretary of the corporation (an address need not be specified if the business address of the officer or director is the same as the principal office location):

President:  Mark Fitzpatrick

Treasurer:  Gary Chedekel

Secretary:  Anne Marie Cook

Director(s):  Mark Fitzpatrick, Gary Chedekel, and Anne Marie Cook

d.	The fiscal year end of the corporation:

December 31

e.	A brief description of the type of business in which the corporation intends to engage:

101 Main St., Suite 1850, Cambridge, MA 02142

g.	The street address where the records of the corporation required to be kept in the commonwealth:

101 Main St., Suite 1850, Cambridge, MA 02142
(numbers, street, city or county, state, zip code)

☑	Its principal office;
☐	An office of its transfer agent;
☐	An office of its secretary/assistant secretary;
☐	Its registered office

Signed this 27th                      day of          November       , 2013    , by the incorporator(s):
Signature:

Name:

Address:	101 Main St., Suite 1850, Cambridge, MA 02142

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

November 27, 2013 03:47 PM

/s/ William Francis Galvin

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth